                                                                   EXHIBIT 10.30

                      BUIST, MOORE, SMYTHE & McGEE, P. A.
                                ATTORNEYS AT LAW
                                  P.O BOX 999
                             FIVE EXCHANGE STREET
                             CHARLESTON, S.C. 29402
                                 -------------
                                 843/722-3400
                            FACSIMILE 843/723-7398


HENRY B. SMYTHE                     ELIZABETH HENRY WARNER             HENRY BUIST (1895-1977)
BENJ. ALLSTON MOORE, JR.            DAVID H. CRAWFORD               B. ALLSTON MOORE (1900-1988)
JOSEPH H. McGEE                      DAVID S. YANDLE              AUGUSTINE T. SMYTHE (1918-1991)
GORDON D. SCHRECK                   J. MARSHALL ALLEN
HENRY R. SMYTHE JR.                 SHAWN M. FLANAGAN* **                CABLE "CONFEREES"
SUSAN M. SMYTHE                     JULIUS H. HINES                        TELEX 57-6488
W. FOSTER GAILLARD                  DAVID S. COX
HENRY E. GRIMBALL                   JONATHAN D. CRUMLY, SR.           INTERNET E-MAIL ADDRESS
KENNETH F. SMITH ***                DWAYNE M. GREEN                      bmsm@lawyer-sc.com
DAVID B. McCORMACK ***              THOMAS L. HARPER, JR.
C. ALLEN GIBSON, JR.                CYNTHIA M. SPIETH
MORRIS A. ELLISON                   SHANE E. SWANSON
CHARLES P. SUMMERALL, IV ****       L. GREGORY C. HORTON
JAMES L. PARRIS*                        ------------
JAMES D. MYRICK                        Of Counsel
DOUGLAS M. MULLER                   DAVID M. COLLINS


                                March 11, 1999

*    Certified Tax Specialist
**   Certified Estate Planning & Probate Law Specialist
***  Certified Employment & Labor Law Specialist
**** Certified Bankruptcy Specialist

                                                                    Direct Dial
                                                                 (843) 720-4636
                                                    email:tharper@lawyer-sc.com

        BY OVERNIGHT MAIL
        Ms. Marilyn Pittman
        KNOLOGY Holdings, Inc.
        Post Office Box 510
        West Point, Georgia 31833

                 Re: KNOLOGY of Charleston, Inc. - Mt. Pleasant BMSM File No: 6796.0000

        Dear Marilyn:

                 Enclosed please find the original franchise agreement with Mount Pleasant, to be executed by Felix. Their attorney has asked that we expedite this procedure which is why I am sending it to you overnight. Please overnight it to me as well.

                 Please call me if you have any questions.

                                             Sincerely yours,

                                             /s/ Thomas L. Harper, Jr.
                                             Thomas L. Harper, Jr.



TLH/dlh
enclosures

                                         ORDINANCE NO.       98054

STATE OF SOUTH CAROLINA   )              ORDINANCE GRANTING A NON-EXCLUSIVE
                          )              CABLE TELEVISION FRANCHISE AND
COUNTY OF CHARLESTON      )              TELECOMMUNICATIONS FRANCHISE TO
                          )              KNOLOGY OF CHARLESTON, INC. AND
TOWN OF MOUNT PLEASANT    )              ACKNOWLEDGING AGREEMENTS
                                         PERTAINING THERETO

         WHEREAS, pursuant to the South Carolina Code of Laws and all applicable federal law, the Town of Mount Pleasant hereby exercises its power and authority to regulate the operation of any cable television system and telecommunications system which serves customers within the Town of Mount Pleasant; and

         WHEREAS, KNOLOGY of Charleston, Inc. has heretofore submitted plans and qualifications, and has requested of Mount Pleasant Town Council the awarding of a franchise to build and operate a cable television system and telecommunications system within the Town of Mount Pleasant; and

         WHEREAS, following proper notice, the Town of Mount Pleasant held a public hearing on December 8, 1998 concerning such plans and qualifications, at which time representatives of the applicant and interested citizens were given an opportunity to be heard in a full public proceeding affording due process; and

         WHEREAS, it has been found and determined by Mount Pleasant Town Council that it is in the best interest of the Town that this cable television franchise in addition to a telecommunications franchise be awarded pursuant to the terms hereinstated; and

         WHEREAS, Mount Pleasant Town Council finds from all the evidence that KNOLOGY of Charleston, Inc. fully meets all of the legal, financial, and technical qualifications, as well as all other qualifications, necessary to assure that the Town will be provided with the best available cable television system and telecommunications system and that the construction and maintenance arrangements in existence and proposed by KNOLOGY of Charleston, Inc. are adequate and feasible;

         NOW, THEREFORE, be it ordained by Mount Pleasant Town Council that the following is hereby adopted as the Knology Cable Franchise Ordinance and Knology Telecommunications Franchise Ordinance:

SECTION 1. Short Title. This Ordinance shall be known and may be cited as the "KNOLOGY CABLE FRANCHISE ORDINANCE AND KNOLOGY TELECOMMUNICATIONS FRANCHISE ORDINANCE."

SECTION 2. Definitions. For the purpose of this Ordinance, the following terms, phrases, words and their derivations shall have the meaning given herein, unless the context clearly indicates that another meaning is intended. When not inconsistent with the context, words used in the present tense include the future, words in the plural number include the plural number. The word "shall" is always mandatory and not merely directory.

          (1) "Basic Cable Service" shall mean any service tier which includes the re-transmission of local television broadcast signals as defined by the Rule and Regulations of the Federal Communications Commission.

          (2)     "Council" is the Town Council of the Town of Mount Pleasant.

          (3) "Cable Service" or "Cable Television Service" means the one-way transmission to subscribers of video programming and any other communications or other electronic services which KNOLOGY of Charleston, Inc. proposes, now or in the future, to provide to its subscribers over its cable system.

          (4) "Cable Television System" or "CATV System" means a facility, consisting of a set of closed transmission paths and associated signal generation, reception, and control equipment that is designated to provide cable service which include video programming and which is provided to multiple subscribers within a community.

          (5) "Company" is KNOLOGY of Charleston, Inc. or any person or entity who succeeds the same in accordance with the provisions of this franchise.

          (6) "FCC" is the United States federal agency known as the Federal Communications Commission, or any successor agency created by the laws of the United States.

          (7) "Franchise Area" shall mean that portion of the Town of Mount pleasant for which a franchise is granted under the authority of this Ordinance.

          (8) "Gross Annual Receipts" means all revenues derived by the Grantee from regular subscriber service, auxiliary services, per program or per channel charges, leased channel revenues, advertising revenues, or any other revenue derived from the operation of the Cable Television System to provide cable services in the Franchise Area. Gross Revenues shall also include money collected from subscribers that is ultimately allocated by the Grantee to pay the Franchise Fee to the Town. The term "Gross Revenues" shall not include revenue from any refundable subscriber deposits, any taxes, whether the costs of such taxes are passed on to subscribers or not, and shall not include the portion of any revenue received by Grantee for pay television services which Grantee is required by contract to pass on to the provider of the pay television program service. In addition, the term "Gross Cable Television System Revenues" shall not include revenue derived from telecommunications, telephony, internet or other non-cable television services provided by the Grantee.



                                 Page 2 of 14
                                 (Ord. 98054)

         (9) "Municipality" is the Town of Mount Pleasant in Charleston County in the State of South Carolina.

          (10) "Optional Channel(s)" shall mean such other channel or channels, not included in basic cable service, which may be made available to subscribers by the Company at an additional charge on an optional basis.

          (11) "Person" is any individual, firm, partnership, association, corporation, company or organization of any kind.

          (12) "Premium Channel(s)" shall mean specialized service such as Home Box Office and/or other premium entertainment services that may be made available by the Company.

          (13)     "Town" is the Town of Mount Pleasant, South Carolina.

          (14) "Channel" is a band of frequencies 6 megahertz wide in the electromagnetic spectrum capable of carrying audio-visual television signals and/or non-video signals.

          (15) "Franchise" is an authorization granted by Mount Pleasant Town Council which permits the construction, operation and maintenance of a cable television system and telecommunications equipment, cables and facilities within the Franchise Area under the terms of this Ordinance.

          (16) "Grantee" is KNOLOGY of Charleston, Inc., its successors and assigns.

          (17) "Public Street" is the surface of and the space above and below any public street, avenue, highway, boulevard, concourse, driveway, bridge, tunnel, alley, right-of-way, public utility easement, and any other public ground (other than parks or nature trails) or water within or belonging to the Town.

          (18) "Enhanced Local Telecommunications Service Revenues" means all revenues of any kind generated by Grantee in the Town of Mount Pleasant, including but not limited to toll and long distance telecommunications revenues (whether Interlata, Intralata or International service), publications and advertising.

          (19) "Local Telecommunications Service Revenues" means all revenues derived by the Grantee from local telephone service, Internet service or other non-cable services. For purposes of this Agreement, Local Service Revenues shall not include (i) toll and long distance revenues (whether Interlata, Intralata or international), and (ii) revenues related to Internet content.

SECTION 3. Grant of Authority. It is hereby granted to KNOLOGY of Charleston, Inc. ("Company"), a non-exclusive cable television franchise and telecommunications franchise upon the terms and conditions set forth herein. The Company is granted the non-exclusive right to operate a cable television system and telecommunications system which serves customers in the Franchise Area, and the right, privilege and franchise to have, acquire, construct, recontract,



                                 Page 3 of 14
                                 (Ord. 98054)
maintain, use and operate a CATV System and Telecommunications System in the Franchise Area, and to have, acquire, construct, reconstruct, maintain, use and operate in, over, under and along the present and future streets of the Town as well as other easements, rights-of-way and other public ways and areas held by the Town, all necessary or desirable poles, towers, anchors, wires, cables, electronic conductors, underground conduits and other like equipment and facilities required for the maintenance and operation of a CATV System and Telecommunications System in the Franchise Area.

SECTION 4. Term of Franchises. These Franchises/Ordinance shall remain in full force and effect for a period of fifteen (15) years from the effective date hereof. Thereafter renewal of the franchise shall be governed by applicable law.

SECTION 5. Effective Date. The effective date of these Franchises shall be the date of acceptance by the Grantee. Acceptance shall be made in writing within thirty (30) days of approval of the Franchises by the Town Council and the acceptance shall indicate Grantee's agreement to terms and conditions of these Franchises.

SECTION 6. Franchise Area. The Franchises shall cover all incorporated areas of the Town, including any areas annexed by the Town after the effective date of the Franchises.

SECTION 7.        Limitations on Franchise.

         a) Police Power. The Grantee shall be subject to the lawful exercise of the Town's police power and regulations thereunder in the same manner as other persons or businesses. In all other respects, the Town's authority to regulate Grantee and its operations shall be exercised only as provided in the Cable Act and other applicable law and in accordance with the terms of this Franchise.

         b) Eminent Domain. Nothing contained herein shall be construed to impair or affect the Town's right of eminent domain or its power to regulate traffic and to control the streets and rights-of-way in the Town; provided, however, that Grantee shall be entitled to due process, just compensation and other protections of law in the same manner as other persons or businesses, except as provided in Section 9(d)(4) hereof. Nothing contained herein shall be construed to give the Town the right or option to purchase or acquire the Grantee's business or property.

         c) Amendment of Franchise and Ordinances. The Town shall consider an amendment to this Franchise and any related Ordinances at the request of the Grantee whenever amendment is necessary to enable the Grantee to utilize new developments in signal transmission or other technological advances which would improve cable television service in the Franchise Area, or to conform the Ordinance as required by any changes in the Rules of the FCC or other Federal law. Grantee shall be subject to the Mount Pleasant Cable Ordinance and any subsequent amendments and changes thereto.



                                 Page 4 of 14
                                 (Ord. 98054)

         d) Other Franchises. Grantee shall not take any action that will prohibit other franchised cable television service operator from having access to all public areas or rights-of-way subject to this Franchise.

         e) Telecommunications Services. To the extent Grantee obtains all necessary Federal and State approvals to engage in telecommunications services, including telephone, internet and other non-cable services, the Town and Grantee agree that the Town may charge Grantee a separate fee for Grantee's use of the public rights-of-way for such telecommunications services, such additional fees to be on a competitively neutral and non-discriminatory basis and equivalent to that paid by other local telephone service providers presently set at three (3%) percent of Local Service Revenues. The Town agrees to postpone the implementation of fees on Grantee on all Enhanced Local Telecommunications Service Revenues generated in the Town until the later of
(i) January 1, 2000, or (ii) such time as BellSouth agrees in a signed, approved, written franchise agreement with the Town to pay franchise fees on Enhanced Local Telecommunications Service Revenues, at which time Grantee agrees to commence payment of fees on Enhanced Local Telecommunications Service Revenues at a rate equivalent to that agreed upon by the Town and BellSouth. Notwithstanding the foregoing, Grantee agrees that with respect to its, telecommunications services, including telephone, internet and other non-cable services, it will agree to modify the basis upon which the separate fees for such telecommunications services are determined if the Town takes action to modify the basis upon which such fees for other local exchange carriers in Mount Pleasant are determined.

SECTION 8.        Construction Standards.

         a) All work performed in the construction, operation, maintenance and repair of the system shall be performed in a safe, thorough and reliable manner using materials of good and durable quality. All construction, including installation, shall conform to all applicable federal and state laws and regulations, ordinances, local laws and regulations and the National Electric Safety Code. The Company shall provide to the Municipality, on request, all maps, plans and specifications as to proposed installations and shall keep the Municipality informed as to any proposed changes or alterations in same.

         b) Any municipal property damaged or destroyed by Company at anytime shall be repaired or replaced by Company and restored to serviceable condition to the reasonable satisfaction of the Municipality.

         c) The Company shall be allowed to trim trees upon and overhanging all streets, alleys, easements, sidewalks and other public places so as to prevent the branches of such trees from coming into contract with the facilities of the Company, if deemed necessary and reasonable by the Municipality. Such work shall not commence without the prior written approval of the Town.

         d) The Company shall, upon 72 hours advance written notice from any person holding an appropriate permit issued by the Municipality, temporarily raise or lower its lines to permit the moving of any building or structure. The actual expense of such temporary removal shall be paid


                                 Page 5 of 14
                                 (Ord. 98054)
by the person requesting the same and the Company shall have the right to require payment in advance for such temporary removal.

         e) All work shall be in accordance with the S.C. Underground Utility Damage Prevention Act of 1978.

         f) Grantee performing work shall obtain an encroachment permit from the Town for work in public easements and all right-of-ways for any construction therein.

         g) Placement of underground utilities and any work therewith shall be governed by the terms of the Town encroachment permit.

         h) No trenching within 10 feet outside of dripline of all trees within construction area. All installation within the dripline plus 10 feet radius will be by directional bore or other approved means.

         i) No generators, control panels, transformers and/or fuel/power systems or other like structures shall be placed within street rights-of-way. Such structures must be placed in an approved easement and with proper screening subject to Town requirements and approval. Location and appearance of power meters shall be approved and permitted by the Town. Permits are required for all power source equipment.

         j) In the event a protected or significant tree as defined by the Mount Pleasant Zoning Code is removed or is significantly impacted or pruned as a result of work performed within a right-of-way as determined by the Town, Grantee will be required to replace said tree in kind or by way of financial reimbursement. All such issues shall be further governed by the Tree Protection portion of the Mount Pleasant Zoning Code, including specifically
Section 156.316.

          k) Where there is existing conduit, the Grantee is required to place all lines therein.

          1) Any clear cutting of buffers shall require advance permission from the Town.

         m) Restoration within the right-of-way following work therein shall be subject to the terms of the Town's encroachment permit.

         n) Grantee is not exempt from permitting fees of the Town, including but not limited to the encroachment permit fee.

SECTION 9.        Construction Requirements.

         a) Authorizations and Permits. Upon acceptance of this Franchise, Grantee shall promptly file applications from time to time for any necessary authorizations or street cut construction permits with the Town Department of Public Service and shall diligently pursue approval of the same as well as any necessary agreements, easements or other instruments needed for construction and operation of the cable system.



                                 Page 6 of 14
                                 (Ord. 98054)

         b) No Discrimination in Construction. In planning and undertaking construction, Grantee shall treat all areas and neighborhoods in the Franchise Area on a substantially equal basis. The times for commencement and completion of construction may be extended by Town Council upon application by the Grantee for good and sufficient cause based upon events beyond the control of the Grantee, or based upon the technical infeasibility of construction within a specific area of the Town. Such extensions shall not be unreasonably withheld by the Town Council. All requirements for construction and line extensions shall be governed by the density requirements contained herein and the construction schedule attached hereto as Exhibit A.

         c) Density Requirement For Construction and Line Extension. The Grantee agrees to extend the cable system and to provide cable service to all dwelling units in the Franchise Area, provided, however, that Grantee shall not be required to extend its system or provide service to any dwelling unit where there are not, on the average, at least fifty (50) dwelling units per mile of cable, measured from the dwelling unit to the point on the cable system from which the necessary extension must be made in order to provide service to the dwelling unit in question. The fifty (50) homes per mile shall be measured by the cable mile and not by the linear mile, i.e., for each mile of cable necessary to provide service to the area, there must be an average of fifty
(50) homes per mile of cable. In addition, Grantee shall not be required to provide cable service to any dwelling unit where the drop line is 250 feet or more from the nearest feeder line from which the dwelling unit can be served; where the drop line is 250 feet or more from the nearest feeder line from which the dwelling unit can be served, Grantee shall be allowed to make fair and reasonable installation charges. The "drop line" is the wire or cable used to connect the individual dwelling unit to the longer lines of the cable system located in the right-of-way.

         For purposes of this Section, "dwelling unit" shall mean units of residential housing designed for single-family occupancy, including but not limited to, apartments, condominiums, townhouses and single-family houses. Residential units in multiple-family developments, such as apartments, townhouses or condominiums shall not be considered dwelling units for purposes of this Section if the development is served by a SMATV system or similar television system.

          d)      Safety Requirements and Relocation.

                  1. The Grantee shall at all times employ ordinary care and shall install, maintain and use commonly accepted methods and devices for preventing failures and accidents which are likely to cause damage, injuries, or nuisances to the public.

                  2. The Grantee shall install and maintain its wires, cables, fixtures and other equipment in accordance with the requirements of the National Fire Protection Association for electrical wiring and apparatus recommended in the National Electrical Code, in full force and effect in the Town and as hereafter amended, the laws of the State of South Carolina and the ordinances of the Town, and in such manner that they will not interfere with any installations of the Town or of a public utility serving the Town.



                                 Page 7 of 14
                                 (Ord. 98054)

                  3. All structures and all lines, equipment, and connections in, over, under, and Upon The Streets, sidewalks, alleys, and public ways or places of the Town, wherever situated or located, shall at all times be kept and maintained in a safe, suitable condition, and in good order and repair.

                  4. The Grantee shall, at no cost to the Town, relocate at any time any component of its system which interferes with a Town installation, an installation or modification of any storm water drainage system, water or sewer system or other system installed by the Town or by the Commissioners of Public Works for the Town of Mount Pleasant.

                  5. KNOLOGY will promptly remove, replace, modify or disconnect Grantee's facilities and equipment located in the public right-of-way or any other Town property in the case of fire, disaster or other emergency, or when a Town project or activity makes the removal, replacement, modification or disconnection necessary or less expensive for the Town. Except during an emergency, the Town shall provide reasonable notice to Grantee regarding such action.

          e) Construction Schedule. In the event construction is not completed in accordance with the construction schedule marked Exhibit "A" and incorporated herein by reference, Grantee agrees to pay to the Town as liquidated damages such sums as are specified in Exhibit "A." Grantee agrees that the construction schedule is a material requirement of this Agreement.

          f) Exemptions. If Grantee determines that it is technically or economically unfeasible to provide cable services to any dwelling in the Town of Mount Pleasant, Grantee may petition the Director of the Department of Public Service of the Town of Mount Pleasant for an exemption or a reasonable extension of time within which to provide service, and no liquidated damages shall be assessed during the period of time that any such application may be pending. Grantee agrees that any decision of the Director of the Department of Public Service shall be final and binding so long as any such decision by the said Director is not arbitrary or capricious; provided, however, that Grantee shall have the right to appeal any such decision to the Town Council of the Town of Mount Pleasant. Any such appeal shall be noticed within thirty (30) days of the decision of the Director of the Department of Public Service.

          g) Transmission of Data for Non-Commercial Governmental Purposes. At the Town's request, Grantee shall provide the Town with the use of fiber capacity for the transmission of data for non-commercial governmental purposes at a fifty percent (50%) discount off of the retail rate for similar services (but in no event shall such prices be less than Grantee's cost).

          h) Non-Commercial Governmental or Educational Programming. The Company agrees that it will make available to the Town one channel for non-commercial governmental or educational programming provided by the Town, at no charge to the Town. The Town acknowledges that the Company shall have the right to use any unused time on such channel to meet its governmental or educational programming obligations to other counties or municipalities in the Charleston metropolitan area and that the Town's use of such channel is subject to the



                                 Page 8 of 14
                                 (Ord. 98054)
rights of Charleston County and other counties or municipalities in the Charleston metropolitan area to use such channel.

SECTION 10.       Limited Territory Serviced and Line Extensions

         a) Except as covered in (B) and (C) below; it shall be the obligation of the Company to serve and/or continue to serve the Franchise Area.

         b) There shall be no obligation of the Company, however, to provide service to those areas in the Town where an existing franchise holder is currently providing service.

         c) Line extensions shall be performed as covered above without regard to the income level of the residents of the local area in which any group of potential subscribers resides, to the extent that the density of homes, terrain and other factors render providing service economically compensatory, practicable and technically feasible.

SECTION 11. Leased Access. The Company shall make available suitable channel capacity for commercial use by third parties unaffiliated with the Company to the extent required by present or future federal law or regulations. The Company shall have sole responsibility for all operating aspects and for the fixing of rates and conditions for leased access use.

SECTION 12.       Indemnification and Insurance.

         a) The Company shall at all times defend, indemnify and save harmless the Town of Mount Pleasant, members of its Town Council and its officers, employees, and agents from and against any and all actions, suits, damages, costs, charges and expenses by reason of the location, maintenance and operation of the cable system in any streets, highways or other public places of the Town of Mount Pleasant, or by reason of any malicious or willfully negligent act or omission by the Company in connection with the operation of its cable system in the Town of Mount Pleasant.

         b) The Grantee shall maintain, throughout the term of the Franchise, liability insurance insuring against all damages, injuries, or other harm caused by Grantee or its agents, in the minimum amounts of:

         1. Workers' compensation insurance as provided by the laws of the State of South Carolina.
         2.       $1,000,000.00 for bodily injury or death to any Person; and
         3. $1,000,000.00 for property damage resulting from any one accident.

         c) A Certificate for the above required minimum insurance in form satisfactory to the Town Attorney, shall be submitted to the Town of Mount Pleasant upon the execution of this Agreement. The policy shall require that the insurance carrier must give written notice to the Company and the Municipality thirty (30) days prior to a cancellation of or a material change in the policy.



                                 Page 9 of 14
                                 (Ord. 98054)

SECTION 13.       Franchise Fee

          a) The Grantee shall pay the Town a franchise fee in the amount of Five Percent (5%) of its annual Gross Cable Television System Revenues from the operation of the cable system in the Franchise Area and a fee equal to three (3%) percent of its annual Local Telecommunications Service Revenues from the operation of its telecommunications services, except where any such revenues are subject to any Town of Mount Pleasant business license fees. Franchise fee payments shall be made on a quarterly basis and shall be due within forty-five (45) days after the expiration of each calendar quarter. Any franchise fees passed through by Grantee to customers in the Town shall be billed to those customers on a monthly basis. Notwithstanding the foregoing, the Grantee agrees that with respect to the Cable Television System, it will agree to increase the franchise fees for such cable television services (up to any applicable legal limits) if the Town takes action to increase the franchise fees for other cable television providers who are franchised within the Town.

          b) The Grantee shall file with the Town, within forty-five (45) days after the expiration of the first quarter of the calendar year or portion thereof during which its Franchise is in force, a statement showing the Gross Revenues of the Grantee during the preceding calendar year or portion thereof and the amount of franchise fees due for the period.

          c) The Town shall have the right to inspect the Grantee's records showing the Gross Revenues from which its Franchise payments are computed. No acceptance of payment shall be construed as a release or as an accord and satisfaction of any claim the Town may have for further or additional sums payable under this Franchise; however, any Franchise fee statement rendered to the Town and to which no exception is made within two (2) years after receipt by the Town shall be deemed to be accurate and shall not thereafter be subject to question or made the basis of any claim by the Town against Grantee.

SECTION 14. Rates and Charges. A schedule of the current rates and charges currently imposed by the Company shall (i) be on file at all times during the term of this franchise with the Town Council; (ii) posted at the Company's local office as set forth herein; and (iii) furnished to each subscriber upon initial connection to the Company's cable system and as subsequently requested by each subscriber.

SECTION 15. Technical Requirements - Channel Capacity. The CATV System to be constructed by Company shall be installed, maintained, and operated at all times in full compliance with the technical and channel capacity standards of the Federal Communications Commission. The results of annual performance tests conducted in accordance with FCC Rules shall be retained for at least 5 years and available for inspection by the Municipality.

SECTION 16. Safety Requirements. The Company shall, at all times, install and maintain its wires, cables, fixtures and other equipment in accordance with the requirements of the Municipality's Building Code and Electrical Safety Ordinances and all other federal and state



                                 Page 10 of 14
                                 (Ord. 98054)
regulations, and in such manner that they will not interfere with any installation of the Municipality.

SECTION 17. Service Standards - Business Office - Resolution of Complaint. Throughout the life of its franchise, the Company shall:

          a) Maintain all parts of its system in good condition and in accordance with standards generally observed by the cable television industry. Sufficient employees shall be retained to provide safe, adequate and prompt service for all of its facilities.

          b) Maintain a conveniently located business office and service center to which subscribers may telephone without incurring added message units or toll charges. This office shall be open during all usual business hours, and be so operated that complaints and request for repairs or adjustments may be received by telephone at any time when any television signals are being broadcast.

          c) Dispatch personnel to investigate all service complaints, equipment malfunctions within 24 hours and strive to resolve such complaint as promptly as possible. Planned interruption of service shall be only for good cause. Insofar as possible, planned service interruptions shall be preceded by notice, be of brief duration, and occur during minimum viewing hours.

          d) Maintain a complete list of all complaints received, including the name of the complaining party, nature of the complaint, and the measures taken to resolve them in form to be approved by the Municipality. This list shall be available to the Municipality upon request.

          e) Permit the Municipality to inspect and test the system's technical equipment and facilities upon reasonable (12-24 hours) notice.

          f) Responsibility for the administration of any franchise granted hereunder and for the resolution of all complaints against the Company regarding the quality of service, equipment malfunctions, and similar matters, shall rest with the Town Administrator who is empowered, among other things, to adjust, settle, or compromise any controversy arising from operations of the Company, either on behalf of the Municipality, the Company, or any subscriber, in accordance with the best interest of the public; provided that any person aggrieved by a decision of the Town Administrator may appeal the matter to the Town Council for hearing and determination. The Town Council may accept, reject, or modify the decision of the Administrator, and may adjust, settle or compromise any controversy arising from the operations of the Company under any franchise granted pursuant to this ordinance. No adjustment, settlement, or compromise, whether instituted by the Administrator or by the Town Council shall be contrary to the provisions of this Ordinance, and neither the Administrator nor the Town Council, in the adjustment, settlement, or compromise of any controversy shall have the right or authority to add to, modify, or delete any provision of this Ordinance/Franchise. The Company shall notify subscribers at the time of initial subscription to the system of the procedure for reporting and resolving complaints by delivering to each subscriber a notice in form approved by the Administrator.



                                 Page 11 of 14
                                 (Ord. 98054)

SECTION 18.       Conditions on Street Occupancy.

          a) Any pavements, sidewalks, curbing or other paved area taken up or any excavations made by the Company shall be done under the supervision and direction of the Municipality under permits issued for work by the proper officials of the Municipality, if permits are required by Town ordinances, and shall be done in such manner as to give the least inconvenience to the inhabitants of the Municipality. The Company shall at its own cost and expense, and in a manner approved by the Municipality, replace and restore any such pavements, sidewalks, curbing or other paved areas in as good condition as before the work involving such disturbance was done, and shall also make and keep full and complete plats, maps and records showing the locations of its facilities located within the public streets, ways, and easements of the Municipality. Exactness of location will be subject to reasonableness affording the Company a reasonable amount of time to so comply (up to 72 hours). These maps shall be available for inspection at any time during business hours by the Municipality.

          b) The Company shall, at its expense, protect, support, temporarily disconnect, relocate, or remove, any of its property when required by the Municipality by reason of traffic conditions, public safety, road construction, change of street grade, installation of sewers, drains, water pipers, power lines, signal lines, tracks, or any other type of municipal improvements; providing, however, that the Company shall, in all such cases, have the privilege of abandoning any property in place. If the Municipality requests substantial relocating, it shall compensate the Company in the amount of its relocation costs.

          c) The Company shall, on the request of any person holding a building moving permit issued by the Municipality, temporarily raise or lower its wires to permit the moving of buildings. The expense of such temporary removal or raising or lowering of wires shall be paid by the person requesting same, and the Company shall have the authority to require such payment in advance. The Company shall be given not less than 48 hours advance notice to arrange for such temporary wire changes.

          d) The Company shall be allowed to trim the trees upon and overhanging the public street so as to prevent the branches of such trees from coming in contact with the wires and cables of the Company if deemed necessary and reasonable by the Municipality, only upon first obtaining permission from the Municipality and at the option of the Municipality, such trimming may be done by it or under its supervision and direction, at the expense of the Company.

          e) In all sections of the Municipality where both electric power and telephone cables and wires, or other similar facilities of public utilities are placed underground, the company shall place its cables, wire or other like facilities underground to the maximum extent that when existing technology and adequate space reasonably permits the Company to do so.

SECTION 19. Removal of Facilities Upon Request. Upon termination of service to any subscriber, the Company shall promptly remove all its facilities and equipment from the premises of such subscriber upon his request at no cost to the subscriber. Promptness shall be determined by the Municipality.



                                 Page 12 of 14
                                 (Ord. 98054)

SECTION 20. Amendment of Ordinance and Franchises. The Municipality may amend this Ordinance/Franchise upon its own motion or the application of the Company whenever amendment is necessary to enable the Company to utilize new developments in television or radio signal transmission which would improve and update cable television service in the Franchise Area, or to comply with any modifications in the Rules of the FCC. No amendment shall be adopted except after full, open public hearing affording due process and no amendment substantially amending the existing rights and obligations of the Company shall be adopted without Company's consent.

SECTION 21.       Books and Records.

         a) The Municipality reserves the right to inspect all pertinent books, records, maps, plans, financial statements and other like materials of the Company which pertain to the cable system, upon reasonable notice and during regular business hours. Such information shall be treated as confidential and shall not be disclosed by the Municipality or its agents to the public or to any third party.

         b) The Municipality shall abide by federal laws applicable to the Company or the cable system governing subscriber privacy with respect to any personally identifiable subscriber information that comes into its possession pursuant to its right to inspect the Company's books and records under the franchise.

SECTION 22. Governing Law. These Franchises/Ordinance are subject to all applicable provisions of the Communications Act of 1984, as amended, the Telecommunications Act of 1996, and regulations promulgated by the FCC pursuant thereto, as well as state laws and regulations governing cable television operations not inconsistent therewith and the Mount Pleasant Cable Television Ordinance. Specifically, but without limitation, this Franchise/Ordinance is subject to the South Carolina Underground Utility Damage Prevention Act, S.C. Code Ann. SS. 58-35-10 et seq. (1976).

SECTION 23. Severability. If any section, subsection, sentence, clause, phrase or portion of these Franchise Agreements are for any reason held invalid by any court or agency of competent jurisdiction, such portion shall be deemed a separate, distinct and independent provision and such holding shall not affect the validity of the remaining portions of the Franchise Agreement.

SECTION 24. Successors and Assigns. The rights and privileges and all of the obligations, duties and liabilities created by these agreements shall pass to and be binding upon the successors of the Town and the successors, transferees, representatives and assigns of the Company.

SECTION 25. Mount Pleasant Cable Television Ordinance. The Company agrees to conduct its business in full compliance with the Town of Mount Pleasant Cable Television Ordinance dated January 23, 1979, and any subsequent changes and amendments thereto, and shall remain in compliance with the same.



                                 Page 13 of 14
                                 (Ord. 98054)

         FURTHER, BE IT ORDAINED that this Ordinance and the terms herein shall also serve as Agreements between the parties hereto pertaining to Cable and Telecommunications.

THIS ORDINANCE SHALL BE EFFECTIVE IMMEDIATELY UPON FINAL READING.

SIGNED, SEALED AND DELIVERED THIS 9th DAY OF MARCH 1999.


                             /s/ Cheryll N. Woods-Flowers
                             ------------------------------------
                             Cheryll N. Woods-Flowers, Mayor
                             Town of Mount Pleasant

ATTEST:

/s/ Carol J. Hunter
-----------------------------
Carol J. Hunter
Clerk of Council

March 9, 1999                                         APPROVED AS TO FORM:
Mount Pleasant, SC
                                                     /s/ R. Allen Young
                                                     --------------------------
Introduced: Dec. 8, 1999                             R. Allen Young
Final Reading: Mar. 9, 1999                          Town Attorney

         Unconditional acceptance is hereby made to fully comply with and abide by all of the terms, provisions and conditions of this Franchise Ordinance and Agreement.

                                               KNOLOGY OF CHARLESTON, INC.

      3-12-99                                  By    Felix L. Boccucci, Jr.
----------------------                            -----------------------------
Date                                                 Felix L. Boccucci, Jr.
                                               Its:  Senior Vice President



                                 Page 14 of 14
                                 (Ord. 98054)

                                  EXHIBIT "A"
                             CONSTRUCTION SCHEDULE
                                  (Ord.98054)

         In the event construction of a cable television system capable of providing service to twenty (20%) percent of the area within the Town for which the Company is obligated to provide service is not completed by July 31, 2001, then the Company agrees to pay to the Town as liquidated damages the sum of $1,000.00 monthly until construction of a system capable of servicing twenty (20%) percent of such area is completed and the system is in operation.

         In the event construction of a community antenna television system capable of providing service to fifty (50%) of the area within the Town for which the Company is obligated to provide service is not completed by July 31, 2003, then the Company agrees to pay to the Town as liquidated damages the sum of $1,000.00 monthly until construction of a system capable of servicing fifty (50%) percent of such area is completed and the system is in operation.

         In the event construction of a community antenna television system capable of providing service to eighty (80%) percent of the area within the Town for which the Company is obligated to provide service is not completed by July 31, 2004, then the Company agrees to pay to the Town as liquidated damages the sum of $ 1,000. 00 monthly until construction of a system capable of servicing eighty (80%) percent of such area is completed and the system is in operation.

         In the event construction of a community antenna television system capable of providing service to one hundred (100%) percent of the area within the Town for which the Company is obligated to provide service is not completed by July 31, 2005, then the Company agrees to pay to the Town as liquidated damages the sum of $1,000.00 monthly until construction of a system capable of servicing one hundred (100%) percent of such area is completed and the system is in operation; provided, however, that with regard to the requirements of service set forth herein, the times for commencement and completion of construction may be extended by Town Council upon application by the Company, for good and sufficient cause based upon events beyond the control of the Company, or based upon the technical infeasibility of construction within a specific area of the Town. Such extensions shall not be unreasonably withheld by the Town Council.

         In no event shall the monthly liquidated damages exceed $1,000.00 in any one (1) month.

         Nothing in this Construction Schedule shall be deemed to increase the Company's obligations to provide CATV service in the Franchise Area as set forth in its franchise agreement.